Exhibit (e)(4)

THE PEP BOYS – MANNY, MOE & JACK

NON-QUALIFIED STOCK OPTION

THIS NON-QUALIFIED STOCK OPTION (the “Option”) is granted on the Date of Grant specified in the Notice of Grant of Stock Options to which the Option is attached (the “Notice”) by THE PEP BOYS – MANNY, MOE & JACK, a Pennsylvania corporation (the “Company”), to the individual named in the Notice (the “Optionee”).

W I T N E S S E T H:

1.                                      Grant.  The Company hereby grants to the Optionee an Option to purchase on the terms and conditions hereinafter set forth all or any part of the total number of shares of the Company’s Common Stock, par value $1.00 per share, stated in the Notice (the “Option Shares”) at the option purchase price per share stated in the Notice (the “Option Price”).  This Option is not intended to be an “incentive stock option” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  This Option is granted pursuant to, and is subject to the provisions of, the Company’s 2014 Stock Incentive Plan, as amended or restated from time to time (the “Plan”). The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between discretionary terms and provisions of the Plan and the express provisions of this Option, this Option shall govern and control.  In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.

2.                                      Term.

(a)                                 General Rule.   The Option granted hereunder shall expire in all events ten (10) years after the Date of Grant set forth in the Notice, except as it may terminate or expire sooner as stated in the Notice or as specified below.

(b)                                 Termination of Employment.  Upon Optionee’s termination of employment or service with the Company or its Affiliates (as defined below) for any reason, the portion of the Option which has not yet become exercisable shall be immediately canceled.  If the Optionee’s employment or service with the Company or its Affiliates terminates for any reason other than death or disability (within the meaning of subsection 22(e) (3) of the Code), or as specified in subparagraph 2(c) or Paragraph 5, below, then the exercisable portion of the Option shall terminate sixty (60) days from the date such employment or service terminates.  In the event the Optionee’s employment or service with the Company or its Affiliates terminates by reason of the Optionee’s death or disability (within the meaning of subsection 22(e) (3) of the Code), the exercisable portion of the Option shall terminate one hundred and eighty (180) days from the date such employment or service terminates.  For purposes of this Option, the term “Affiliate” shall mean a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of subsection 424 of the Code.

(c)                                  Termination for Cause;  Forfeiture.  If the Optionee is an employee of the Company, upon the occurrence of an act or omission by the Optionee which the Committee (as hereinafter defined) determines:

(i)                                     provides a basis for termination of employment for cause; or

(ii)                                  constitutes (A) the willful breach of his employment agreement with the Company or an Affiliate, or his engagement in any sort of disloyalty to the Company or an Affiliate, such as, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or (B) the disclosure or misuse by Optionee of trade secrets or confidential information of the Company or an Affiliate, the employment of Optionee shall be deemed to have terminated as of the date of such act or omission, and the Option shall, without the requirement of any notice, terminate as of the date of such act or omission; so long as, with respect to any act or omission described in clause (ii) above, within ninety (90) days after the Company has obtained sufficient information as to such act or omission, including investigatory confirmation in proper circumstances, to make evaluation by the Committee appropriate, there has been a finding by the Committee, after full consideration of the facts, that there has been an act or omission by Optionee, the nature of which is as set forth in subclauses (A) or (B) above.  In addition to immediate termination of the Option, the Optionee shall forfeit all Option Shares for any exercised portion of the Option for which the Company has not yet delivered the share certificates to the Optionee, upon refund by the Company of the Option Price paid by the Optionee.  Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.  The Board of Directors in its administrative capacity with respect to the Plan (or any committee designated by it to administer the Plan) is referred to herein as the “Committee.”  If the Optionee is not an employee of the Company, upon the occurrence of an act by the Optionee which the Committee determines is, with respect to the Company or an Affiliate, a fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of the Company’s or an Affiliate’s assets or opportunities, this Option shall terminate as of the date of such act, without the requirement of any notice.

3.                                      Condition Precedent to Exercise.  The exercise of the Option shall be subject to such restrictions as are set forth in the Notice.

4.                                      Time of Exercise.  Subject to Paragraphs 2, 3 and 5 hereof, this Option shall be exercisable in whole or in part in cumulative installments in such amounts and at such times as set forth in the Notice; provided, however, that this Option may in no event be exercised (a) with respect to fractional shares or (b) after expiration of the Option term specified under Paragraph 2 hereof.

5.                                      Change of Control.  The provisions set forth in the Plan applicable to a Change of Control (as defined therein) shall apply to the Option.

6.                                      Transfers.  Unless otherwise set forth in the Notice or determined by the Committee, the Option is not transferable by the Optionee except by will or by the laws of descent and distribution in the event of the Optionee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Optionee.  The Option may be exercised during the lifetime of the Optionee only by the Optionee or, in the event of Optionee’s incompetence, by his legal representative.  Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.  Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

7.                                      Method of Exercise and Payment.  When exercisable pursuant to the terms hereof, the Option may be exercised by written notice, pursuant to Paragraph 12, to the Company’s Senior Vice President — Human Resources specifying the number of Option Shares to be purchased and, unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the “Act”) and current registrations under all applicable state securities laws, containing the Optionee’s acknowledgment, in form and substance satisfactory to the Company, that the Optionee (a) is purchasing such Option Shares for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) has been advised and understands that (i) the Option Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, and (c) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal and state securities laws and (d) has been advised and understands that an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed by this Option may be placed on the certificates.  Notwithstanding the above, should the Company be advised by counsel that issuance of Option Shares should be delayed pending (A) registration under federal or state securities laws or (B) the receipt of an opinion that an appropriate exemption therefrom is available, the Company may defer exercise of any portion of this Option until either such event in (A) or (B) has occurred.  The notice shall be accompanied by payment in full of the Option Price of the Option Shares being purchased.  Payment shall be made in cash, by certified check payable to the order of the Company or by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.  In addition, the Optionee may make payment in whole or in part in shares of the Company’s Common Stock, subject to the provisions of the penultimate sentence of this Paragraph 7.  If payment is made in whole or in part in shares of the Company’s Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of the Optionee representing shares of the Company’s Common Stock legally and beneficially owned by the Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery of such notice that is, in conjunction with any other consideration, sufficient to satisfy the Option Price of the Option Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the Optionee.  The Committee may impose such limitations and prohibitions on the use by Optionees who are employees of shares of the Company’s Common Stock to exercise the Option as it deems appropriate, including, without limitation, accepting shares of Common Stock of the

Company as payment, in whole or in part, of the Option Price only if such shares have been issued and outstanding for more than six months prior to delivery hereunder.  Exercise pursuant to this Paragraph shall be effective upon the actual receipt by the Company’s Senior Vice President — Human Resources of such written notice and payment.

8.                                      Adjustments on Changes in Capitalization.  In the event that, prior to the delivery by the Company of all of the Option Shares in respect of which the Option is granted, there shall be a stock dividend, stock split, spin-off, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Company’s Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of the Company’s Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) affecting the Company’s Common Stock which is effected without receipt of consideration by the Company, the remaining number of Option Shares subject to the Option and the Option Price therefor shall be appropriately adjusted as determined by the Committee in its sole discretion.

9.                                      Legal Requirements.  If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.  If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the certificate for the Option Shares being issued calling attention to the fact that the Option Shares have been acquired for investment and have not been registered.

10.                               Administration.  All questions of interpretation and application of the Plan and this Option shall be determined by the Committee.  The Committee’s determination shall be final, binding and conclusive.

11.                               Notice to Company of Sale of Option Shares.  Within five (5) days after a sale or other disposition of all or part of the Option Shares, Optionee shall provide written notice to the Company, as set forth in Paragraph 12 below, of the number of Option Shares then sold or otherwise disposed of, the date of such sale or other disposition and the price or other consideration received by Optionee as a result of such sale or disposition.

12.                               Notices.  Any notice to be given to the Company shall be addressed to the Senior Vice President — Human Resources of the Company at its principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Company or the Affiliate by which he is employed, or at such other address as either party hereafter may designate in writing to the other.  Any such notice shall be deemed to have been duly given when deposited in the United States mail (except that notices regarding exercise shall be effective as provided in Paragraph 7 hereof), addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

13.                               Employment.  By acceptance of the Option set forth herein, Optionee confirms and agrees that nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Optionee’s employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever, with or without a good cause.

14.                               Withholding of Taxes.  Whenever the Company proposes or is required to deliver or transfer Option Shares in connection with the exercise of this Option, the Company shall have the right to (a) require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities including without limitation allowing the Optionee to surrender, or have the Company retain, Option Shares which are otherwise issuable or deliverable in connection with this Option and which have a Fair Market Value equal to such tax liability.  The Company’s obligation to make any delivery or transfer of Option Shares shall be conditioned on the Optionee’s compliance, to the Company’s satisfaction, with any withholding requirement.

IN WITNESS WHEREOF, the Company has granted this Option on the day and year first above written.

Attest:	THE PEP BOYS – MANNY, MOE & JACK

By:	By:
Secretary